1 Exhibit 2.1 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE EXCHANGE ACT Marex Group plc (the “Company”) was incorporated under the laws of England and Wales in November 2005. The Company has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our ordinary shares. Our ordinary shares are listed on Nasdaq under the symbol “MRX.” The following description may not contain all of the information that is important to you, and we therefore refer you to our amended and restated articles of association, a copy of which was filed on our Annual Report on Form 20-F, filed with the Securities and Exchange Commission (“SEC”). As of December 31, 2025, there were 71,738,314 ordinary shares of $0.001551 each issued and outstanding, which excludes 1,199,156 ordinary shares held by our EBT that were unallocated as of December 31, 2025.

2 Ordinary Shares In accordance with our amended and restated articles of association, the following summarizes the rights of holders of our ordinary shares: • each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally; and • the holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders. See also “—Articles of Association” below. Redeemable Shares Any share may be issued which is or is to be liable to be redeemed at our or the holder’s option, and the directors may determine the terms, conditions and manner of redemption of any such share. In the event that rights and restrictions attaching to shares are determined by the directors, those rights and restrictions shall apply, in particular in place of any rights or restrictions that would otherwise apply by virtue of the U.K. Companies Act 2006 (the “Companies Act”) in the absence of any provisions in the articles of a company, as if those rights and restrictions were set out in the articles. Register of Members We are required by the Companies Act to keep a register of our shareholders. Under the laws of England and Wales, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. The register of members therefore is prima facie evidence of the identity of our shareholders and the shares that they hold. The register of members generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our register of members is maintained by our registrar, Computershare Investor Services plc. Under the Companies Act, we must enter an allotment of shares in our register of members as soon as practicable and in any event within two months of the allotment. We will perform all procedures necessary to update the register of members to reflect the ordinary shares being sold in this offering. We also are required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer. We, any of our shareholders or any other affected person may apply to the court for rectification of the register of members if: • the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or • there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

3 Articles of Association The amended and restated articles of association contain, among other things, provisions to the following effect: Objects The objects of the Company are unrestricted. Share Rights Subject to the Companies Act and any rights attaching to shares already in issue, our shares may be issued with or have attached to them such rights and restrictions as we may, by ordinary resolution of the shareholders, determine or, in the absence of any such determination, as our board of directors may determine. Deferred Shares Notwithstanding any other provision of our amended and restated articles of association, but subject to the Companies Act, we shall have the power and authority at any time to purchase all or any of the Deferred Shares for an aggregate consideration of £1. We shall also, subject to the Companies Act, be entitled to cancel the deferred shares without paying any consideration to the holders of such shares. Holders of Deferred Shares shall not be entitled to any dividend in respect of such shares. On a return of capital on a winding up or otherwise, the assets of the Company available for distribution to the Company’s members shall be applied to the holders of shares in the following order of priority: • in paying a sum equal to £1 to be distributed to the holders of the Deferred Shares pro-rata according to the number of Deferred Shares held by them (rounded to the nearest £0.01, but such that the total paid in aggregate to all the holders shall in no event exceed £1, with our board of directors having the final say on the allocation thereof); and • thereafter distributing the balance to the holders of the ordinary shares pro-rata according to the number of ordinary shares held by them. Holders of Deferred Shares shall not be entitled to receive notice of, attend or vote at any general meeting in respect of such shares. Voting Rights Subject to any rights or restrictions attached to any shares from time to time, the general voting rights attaching to ordinary shares are as follows: • on a show of hands, each ordinary shareholder is entitled to one vote; and • on a poll, every ordinary shareholder is entitled to one vote for each ordinary share of which they are the holder. A shareholder entitled to more than one vote need not, if they vote, use all their votes or cast all the votes in the same way. For so long as any shares are held in a settlement system operated by the Depository Trust Company, all votes shall take place on a poll.

4 A shareholder is entitled to appoint another person as his proxy (or in the case of a corporation, a corporative representative) to exercise all or any of his rights to attend and to speak and vote at a general meeting. In the case of joint holders of a share, the vote of the joint holder whose name appears first on the register of members in respect of the joint holding shall be accepted to the exclusion of the votes of the other joint holders. Restrictions on Voting No shareholder (whether in person by proxy or, in the case of a corporate member, by a duly authorized representative) shall (unless the directors determine otherwise) be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by them unless all calls or other sums payable by them in respect of that share have been paid. Dividends We may, subject to the provisions of the Companies Act and our amended and restated articles of association, pay interim dividends in accordance with the respective rights of shareholders. We may, by ordinary resolution of shareholders, declare dividends provided no dividend shall exceed the amount recommended by our board. Unless otherwise provided by the rights attaching to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, and apportioned and paid proportionally to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. We may cease to send any payment in respect of any dividend payable in respect of a share if: • in respect of at least two consecutive dividends payable on that share the check or warrant has been returned undelivered or remains uncashed (or another method of payment has failed); • in respect of one dividend payable on that share the check or warrant has been returned undelivered or remains uncashed, or another method of payment has failed, and reasonable enquiries have failed to establish any new address or account of the recipient; or • a recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend by the means by which the directors have decided that a payment is to be made, or by which the recipient has elected to receive payment, and such address or details are necessary in order for us to make the relevant payment in accordance with such decision or election, but, subject to the articles of association, we may recommence sending checks or warrants or using another method of payment for dividends payable on that share if the person(s) entitled so request and have supplied in writing a new address or account to be used for that purpose. The directors may, with the authority of an ordinary resolution of shareholders, offer to shareholders the right to elect to receive, in lieu of a dividend, an allotment of new shares credited as fully paid. The directors may also direct payment of a dividend wholly or partly by the distribution of specific assets.

5 Distributions on Winding Up Upon our winding up, the liquidator may, with the sanction of a special resolution of shareholders and any other sanction required by law, divide amongst the shareholders in specie the whole or any part of our assets and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as they may with the like sanction determine, but no shareholder shall be compelled to accept any assets upon which there is a liability. Variation of Rights The rights attached to any class of shares may be varied, either while we are a going concern or during or in contemplation of our winding up (i) in such manner (if any) as may be provided by those rights; or (ii) in the absence of any such provision, with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class, but not otherwise. Alteration to Share Capital We may, by ordinary resolution of shareholders, consolidate all or any of our share capital into shares of larger amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller amount than our existing shares, and determine that, as between the shares resulting from such a sub-division, any of the shares may have any preference or advantage as compared with the others. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act. We may redeem or purchase all or any of our shares as described in “—Other Relevant English Law Considerations—Purchase of Own Shares.” Transfer of Shares Any shareholder holding shares in certificated form may transfer all or any of their shares by an instrument of transfer in any usual or common form or in any other manner which is permitted by the Companies Act and approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a share which is not fully paid up) the transferee. Where any class of shares is, for the time being, a participating security for the purpose of the Uncertificated Securities Regulations 2001, title to shares of that class which are recorded on an operator's register of members as being held in uncertificated form may be transferred by means of the relevant system concerned. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system. The directors may, in their absolute discretion, refuse to register any transfer of any share in certificated form, which is not fully paid. The directors may also refuse to register any transfer of any share in certificated form (whether fully paid or not) unless the instrument of transfer: • is lodged, duly stamped, at our registered office or such other place as the directors may appoint and is accompanied by the certificate for the share to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; • is in respect of only one class of share; and

6 • is not in favor of more than four transferees. The directors may refuse to register a transfer of a share in uncertificated form to a person who is to hold it thereafter in certificated form in any case where we are entitled to refuse (or are excepted from the requirement) under the Uncertificated Securities Regulations 2001 or other applicable regulations to register the transfer. If the directors refuse to register a transfer, they shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged (in the case of a transfer of a share in certificated form), or the date on which the transfer instructions were received by us or the operator (in the case of a transfer of a share in uncertificated form to a person who is to hold it thereafter in certificated form) send to the transferee notice of the refusal, together with reasons for the refusal or, in the case of uncertified shares, notify such persons as may be required by the Uncertified Securities Regulations 2001 and the requirements of the relevant system concerned. Disclosure of Interests in Shares If we serve a demand on a person under section 793 of the Companies Act (which requires a person to disclose an interest in shares), that person will be required to disclose any interest he or she has in our shares. Failure to disclose any interest can result in the following sanctions: suspension of the right to attend or vote (whether in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class or on any poll; and, where the interest in shares represent at least 0.25% of their class (excluding treasury shares), also the withholding of any dividend payable in respect of those shares and the restriction of the transfer of any shares (subject to certain exceptions). Calling of General Meetings A general meeting may be called by the directors. If there are not sufficient directors to form a quorum in order to call a general meeting, any director may call a general meeting. If there is no director, any member of the Company may call a general meeting. The directors are also required to call a general meeting once we have received requests from our members to do so in accordance with the Companies Act. Notice of General Meetings The notice of a general meeting shall specify the place, the date and the time of meeting and the general nature of the business to be transacted. Annual General Meetings In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. Quorum of General Meetings No business shall be transacted at any general meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorized representative of a corporation which is a member (including for this purpose two persons who are proxies or corporate representatives of the same member), shall be a quorum. Attendance at General Meetings

7 The directors or the chair of the meeting may direct that any person wishing to attend any general meeting should submit to and comply with such searches or other security arrangements as they consider appropriate in the circumstances. The directors may make arrangements for simultaneous attendance and participation by electronic means allowing persons not present together at the same place to attend, speak and vote at general meetings. Number of Directors We may not have fewer than two directors on the board. We may, by ordinary resolution of the shareholders, vary the minimum and/or maximum number of directors from time to time. Appointment of Directors Subject to our amended and restated articles of association and the Companies Act, we may by ordinary resolution appoint a person who is willing to act as a director, and the board shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing board of directors, provided the total number of directors shall not exceed any number fixed as the maximum number of directors. Retirement of Directors At each annual general meeting all of the directors shall retire from office, except any director appointed by the board after the notice of that annual general meeting has been given and before that annual general meeting has been held. If we, at the meeting at which a director retires, do not fill the vacancy, then the retiring director shall, if willing to act, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or a resolution for the reappointment of the director is put to the meeting and lost. If a director retiring at an annual general meeting is not reappointed or deemed to have been reappointed, they shall retain office until the meeting elects someone in their place or, if it does not do so, until the close of the meeting. Termination of a Director’s Appointment A director may be removed with the approval of all the other directors or by an ordinary resolution of the shareholders, and a person would cease to be a director as the result of certain other circumstances as set out in our amended and restated articles of association, including resignation, by law and continuous non-attendance at board meetings. Directors are not subject to retirement at a specified age limit under our amended and restated articles of association. Directors’ Interests Provided that a director has disclosed to the other directors the nature and extent of any material interest of such director, a director notwithstanding his or her office may: • be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested and may be a director or other officer of, or be employed by, or hold any position with, or be a party to any transaction or arrangement with, or otherwise interested in, any entity in which we are interested; • be counted in determining whether or not a quorum is present at any meeting of directors considering that transaction or arrangement or proposed transaction or arrangement; and

8 • vote in respect of, or in respect of any matter arising out of, the transaction or arrangement or proposed transaction or arrangement. A director shall not, by reason of his or her office as a director, be accountable to us for any benefit that he or she derives from any interest or position referred to above and no transaction or arrangement shall be liable to be avoided on the ground of any interest, office, employment or position referred to above. The directors may (subject to such terms and conditions, if any, as they may think fit to impose from time to time, and subject always to their right to vary or terminate such authorization) authorize, to the fullest extent permitted by law: • any matter that would otherwise result in a director infringing his or her duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest (including a conflict of interest and duty or conflict of duties); and • a director to accept or continue in any office, employment or position in addition to his or her office as a director and, without prejudice to the generality of the above, may authorize the manner in which a conflict of interest arising out of such office, employment or position may be dealt with, either before or at the time that such a conflict of interest arises, provided that the authorization is effective only if (i) any requirement as to the quorum at the meeting at which the matter is considered is met without counting the director in question or any other interested director and (ii) the matter was agreed to without their voting or would have been agreed to if their votes had not been counted. Directors’ Fees and Remuneration Each of the directors who do not hold executive office (other than alternate directors) shall be paid a fee at such rate as may from time to time be determined by the board (or for the avoidance of doubt any duly authorized committee of the board) provided that the aggregate of all such fees so paid to such directors shall not exceed £3,000,000 per annum, or such other figure as may from time to time be determined by ordinary resolution of the shareholders or in accordance with the prevailing directors’ remuneration policy. Each director may be paid their reasonable traveling, hotel and other expenses of attending and returning from meetings of the board or committees of the board or general meetings or separate meetings of the holders of any class of shares or of debentures and shall be paid all expenses properly incurred by them in the conduct of the Company’s business. Any director who holds any other office in the Company (including for this purpose the office of chair, serves on any committee of the directors or performs (or undertakes to perform) services that the directors consider go beyond the ordinary duties of a director) may be paid such additional remuneration (whether by way of fixed sum, bonus, commission, participation in profits or otherwise) as the directors may determine. Borrowing Powers Subject to the provisions of the Companies Act, the board may exercise all the powers to borrow money; give a guarantee; hypothecate, mortgage, charge or pledge all or any part of our undertaking, property and assets (present and future); and create and issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party. Indemnity

9 To the extent permitted by law, each person who is or was a director or officer of us, or a director of any associated company of us, may be indemnified by us, directly or indirectly, against any loss or liability sustained or incurred by him or her in the execution and discharge of his or her duties or powers. The Companies Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director. We may purchase and maintain insurance for each person who is or was a director or officer of us, or a director of any of our associated company, against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to us or any of our associated company. Exclusive Jurisdiction Except with respect to any cause of action arising under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), the courts of England and Wales shall have exclusive jurisdiction to resolve: • any derivative action or proceeding brought on behalf of the Company; • any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or other employee to the Company; • any action or proceeding asserting a claim arising out of any provision of the Companies Act or our amended and restated articles of association; or • any action or proceeding asserting a claim or otherwise related to the affairs of the Company. The United States District Court for the Southern District of New York shall have exclusive jurisdiction to resolve any complaint asserting a cause of action arising under the Securities Act, as amended, or the Exchange Act. Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, which permits investors to bring actions to enforce a duty or liability under the Securities Act in any state or federal court of competent jurisdiction. Other Relevant English Law Considerations Allotment of Shares In accordance with the Companies Act, the board may be generally and unconditionally authorized to exercise for each prescribed period of up to five years all the powers of the Company to allot shares or grant rights to subscribe for or to convert any security into shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment. Preemptive Rights The laws of England and Wales generally provide shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders at a general meeting representing at least 75% of our ordinary shares present (in person or by proxy) and voting at that general

10 meeting, to disapply these preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder resolution to which the authorization relates, if the disapplication is by shareholder resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years) to be effective. At our annual general meeting on 28 May 2025, our shareholders approved (i) an authority of our board of directors to allot equity securities up to an aggregate nominal value of $37,621.44, representing approximately one-third of our issued share capital as at the latest practicable date prior to publication of the notice of annual general meeting and (ii) the disapplication of preemptive rights for the allotment of equity securities up to an aggregate nominal value of $11,286.43, representing approximately 10% of our issued share capital as at the latest practicable date prior to publication of the notice of annual general meeting. Our shareholders approved this authority and this disapplication to be effective until the end of our next annual general meeting or, if earlier, on the date that is 15 months from the date of such resolutions, being August 28, 2026. Application of the U.K. City Code on Takeovers and Mergers The U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies to all offers for companies that have their registered office in the United Kingdom, the Channel Islands or the Isle of Man if any of their equity share capital or other transferable securities carrying voting rights are admitted to trading on a U.K. regulated market or a U.K. multilateral trading facility or on any stock exchange in the Channel Islands or the Isle of Man. Until 11.59 p.m. on February 2, 2027 (the “Transition Period”), the Takeover Code also applies to all offers for public companies during the Transition Period that have their registered office in the United Kingdom, the Channel Islands or the Isle of Man if they are considered by the Panel on Takeovers and Mergers (the “Takeover Panel”) to have their place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man. This is known as the “residency test”. In determining whether the residency test is satisfied, the Takeover Panel has regard primarily to whether a majority of a company's directors are resident in these jurisdictions. Our registered office is in the United Kingdom and our place of central management and control is currently in the United Kingdom for the purposes of the jurisdictional criteria of the Takeover Code. Accordingly, we are currently subject to the Takeover Code during the Transition Period, and as a result, our shareholders are currently entitled to the benefit of certain takeover offer protections provided under the Takeover Code, including the rules regarding mandatory takeover bids (a summary of which is set out below). We expect the Takeover Code will cease to apply to us following the end of the Transition Period. Under Rule 9 of the Takeover Code, where: • any person, together with persons acting in concert with them, acquires, whether by a series of transactions over a period of time or not, an interest in shares of the Company, which, taken together with shares in which such person is already interested and in which persons acting in concert with such person are interested, carry 30% or more of the voting rights in the Company; or • any person who, together with persons acting in concert with them, is interested in shares, which, in the aggregate, carry not less than 30% of the voting rights of a company but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with them, acquires an additional interest in shares that increases the percentage of shares carrying voting rights in which they are interested,

11 such person shall, except in limited circumstances, be obliged to make an offer, on the basis set out in Rules 9.3, 9.4 and 9.5 of the Takeover Code for our outstanding ordinary shares. An offer under Rule 9 of the Takeover Code must be made in cash (or accompanied by a cash alternative) at a price not less than the highest price paid for any interest in the shares by the person required to make an offer or any person acting in concert with such person during the 12 months prior to the announcement of the offer. Under the Takeover Code, “persons acting in concert” comprise persons who, pursuant to an agreement or understanding (whether formal or informal and whether or not in writing) actively cooperate, through the acquisition by them of an interest in shares in a company, to obtain or consolidate control of the company. “Control” means holding, or aggregate holdings, of an interest or interests in shares carrying in the aggregate 30% or more of the voting rights of a company, irrespective of whether the holding or holdings give de facto control. In this context, “voting rights” means all the voting rights attributable to the capital of the company which are currently exercisable at a general meeting. Squeeze-out Provisions Under Sections 979 to 982 of the Companies Act, where a takeover offer (as defined in Section 974 of the Companies Act) has been made for our shares and the offeror has acquired, or unconditionally contracted to acquire, not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror could then compulsorily acquire the remaining 10%. It would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares to which the offer relates. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, at which time the offeror would execute a transfer of the outstanding shares to which the offer relates in its favor and pay the consideration to us to be held in trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under this procedure must, in general, be the same as the consideration that was available under the original offer. Sell-Out Provisions Sections 983 to 985 of the Companies Act also give our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for our shares. Any holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire its shares if, prior to the expiration of the acceptance period for such offer, the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of our shares to which the offer relates and not less than 90% of the voting rights carried by those shares. The offeror is required to give any shareholder notice of their right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period, or if longer, a period of three months from the date of the notice. If a shareholder exercises their rights to be bought out, the offeror is required to acquire those shares on the terms of the offer or on such other terms as may be agreed. Disclosure of Interest in Shares Pursuant to Part 22 of the Companies Act and our amended and restated articles of association, we are empowered by notice in writing to require any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within their knowledge) details of any other interest that subsists or subsisted in those shares.

12 Under our amended and restated articles of association, if a person defaults in supplying us with the required details in relation to the shares in question (the “default shares”) within the prescribed period of 14 days, our directors may by notice direct that: • in respect of the default shares and any other shares held by such person, the relevant shareholder shall not be entitled to vote (either in person or by representative or proxy) at any general meeting or to exercise any other right conferred by a shareholding in relation to general meetings; and • where the default shares represent at least 0.25% in nominal value of the issued shares of their class, (i) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest and/or (ii) no transfers by the relevant shareholder of any default shares may be registered (unless the shareholder itself is not in default and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be transferred are default shares), provided that, where shares are uncertificated, any refusal to transfer such shares can only be made in accordance with and subject to the provisions of the Uncertificated Securities Regulation 2001. Purchase of Own Shares Under the laws of England and Wales, a public limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, subject to complying with procedural requirements under the Companies Act (including that the purchase be approved by the company’s shareholders) and provided that the articles of association do not restrict the company’s ability to purchase its own shares. Our amended and restated articles of association will not prohibit us from purchasing our own shares. Therefore, subject to the Companies Act and without prejudice to any relevant special rights attached to any class of shares, we may purchase any of our own shares of any class in any way and at any price (whether at par or above or below par). A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased. Any such purchase will be either a “market purchase” or an “off market purchase,” each as defined in the Companies Act. A “market purchase” is a purchase made on a “recognized investment exchange” (other than an overseas exchange) as defined in the Financial Services and Markets Act 2000 (“FSMA”). An “off market purchase” is a purchase that is not made on a “recognized investment exchange.” Both “market purchases” and “off market purchases” require prior shareholder approval by way of an ordinary resolution. In the case of an “off market purchase,” a company’s shareholders, other than the shareholders from whom the company is purchasing shares, must approve the terms of the contract to purchase shares and in the case of a “market purchase,” the shareholders must approve the maximum number of shares that can be purchased and the maximum and minimum prices to be paid by the company. Both resolutions authorizing “market purchases” and “off-market purchases” must specify a date, not later than five years after the passing of the resolution, on which the authority to purchase is to expire. A share buy-back by a company of its shares will give rise to U.K. stamp duty (and may give rise to Stamp Duty Reserve Tax (“SDRT”)) at the rate of 0.5% of the amount or value of the consideration payable by the company (rounded up to the next £5.00), and such stamp duty (or SDRT) will be paid by the company. The charge to SDRT will be cancelled or, if already paid, repaid (generally with interest), where a transfer instrument for stamp duty purposes has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty. Nasdaq Global Select Market (“Nasdaq”) is an “overseas exchange” for the purposes of the Companies Act and accordingly does not fall within the definition of a “recognized investment exchange” for the purposes of FSMA, as modified by the Companies Act, and any purchase made by us would need to comply with the procedural requirements under the Companies Act that regulate “off market purchases.”

13 Distributions and Dividends Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under the laws of England and Wales. It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the Company is at least equal to the amount of its capital. A public company can only make a distribution: • if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and • if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of its net assets to less than that total. Shareholder Rights Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our shareholders. For English law purposes, our shareholders are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our share register. Requisitioning Shareholder Meetings If any shareholder or shareholders representing at least 5% of the paid-up capital of the Company carrying voting rights requests, in accordance with the provisions of the Companies Act, us to (a) call a general meeting for the purposes of bringing a resolution before the meeting, or (b) give notice of a resolution to be proposed at a general meeting, such request must among other things (in addition to any other statutory requirements): • set forth the name and address of the requesting person and equivalent details of any person associated with it or them (in the manner contemplated by the amended and restated articles of association), together with details of all interests held by such person (and their associated persons) in us; • if the request relates to any business the shareholder proposes to bring before the meeting, set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any proposed resolutions) and, in the case of any proposal to amend the amended and restated articles of association, the complete text of the proposed amendment; • set forth, as to each person (if any) whom the shareholder proposes to nominate for appointment to the board of directors, all information that would be required to be disclosed by us in connection with the election of directors, and such other information as we may require to determine the eligibility of such proposed nominee for appointment to the board of directors. Exchange Controls

14 There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares other than withholding tax requirements. There is no limitation imposed by the laws of England and Wales or in the amended and restated articles of association on the right of non-residents to hold or vote shares.